Exhibit 99.1
eHealth, Inc. Announces Second Quarter 2016 Results

Second Quarter 2016 Overview

•	Revenue for second quarter of $37.3 million, a decrease of 7% compared to the second quarter of 2015.

•	GAAP net loss for second quarter of $0.5 million compared to GAAP net income of $5.8 million for the second quarter of 2015.

•	Adjusted EBITDA for the second quarter of $(2.6) million compared to Adjusted EBITDA of $9.1 million for the second quarter of 2015.

•	Cash flow from operations for second quarter was an inflow of $2.6 million compared to an inflow of $12.7 million in the second quarter of 2015.

•
All earnings metrics reported for the three and six month periods ended June 30, 2016, including Adjusted EBITDA include approximately $4.0 million of costs related to management transition and to the review and analysis of strategic plans.

MOUNTAIN VIEW, Calif. — July 28, 2016 — eHealth, Inc. (NASDAQ: EHTH), the nation’s first and largest private health insurance exchange, announced today its financial results for the second quarter ended June 30, 2016.

Scott Flanders, chief executive officer of eHealth stated, “We are pleased with strong growth in our Medicare business during the quarter, and our ability to run our individual and family health insurance business for profitability despite the turbulent market environment.  At the same time, our installed base in our individual and family business continues to decline as we pull back on our marketing spend in that area.  As the new chief executive officer, I recently initiated a strategic review process to examine our existing businesses - Medicare, Individual and Family and Ancillary Products - to determine a strategic course to maximize the revenue and profit potential in each of these businesses and to further build shareholder value. The review also involves an examination of adjacent business areas that could potentially help us further diversify our revenue away from the heavily regulated individual and family health insurance market and accelerate the company’s growth by leveraging existing assets and core competencies.  I look forward to sharing with you the strategic outlook for eHealth and its potential impact on near-term and longer-term financial performance after the review has been completed.”

GAAP — Second Quarter 2016 Results

Revenue — Revenue for the second quarter of 2016 totaled $37.3 million, a 7% decrease compared to revenue of $39.9 million for the second quarter of 2015. Commission revenue for the second quarter of 2016 totaled $34.6 million, a 7% decrease compared to commission revenue of $37.4 million for the second quarter of 2015. Medicare commission revenue was $9.0 million for the second quarter of 2016, an increase of 31% compared to Medicare commission revenue of $6.9 million for the second quarter of 2015.

Income from Operations (Loss) — Operating loss for the second quarter of 2016 was $5.8 million compared to operating income of $5.8 million for the second quarter of 2015. Operating margin was (16)% for the second quarter of 2016 compared to 15% for the second quarter of 2015. Operating expenses for the second quarter of 2016 include approximately $4.0 million of costs related to management transition and to the review and analysis of strategic plans.

Pre-tax Income (Loss) — Pre-tax loss for the second quarter of 2016 was $5.8 million compared to pre-tax income of $5.8 million for the second quarter of 2015.

Provision (Benefit) for Income Taxes — Benefit for income taxes for the second quarter of 2016 was $5.4 million compared to provision for income taxes of $0.1 million for the second quarter of 2015. The benefit for income taxes in the second quarter of 2016 is a result of the pretax loss in the second quarter of 2016, bringing the year-to-date tax provision in-line with the estimated tax provision run-rate for the year.

Net Income (Loss) — Net loss for the second quarter of 2016 was $0.5 million, or $0.03 per diluted share, compared to net income of $5.8 million, or $0.32 per diluted share for the second quarter of 2015.

Non-GAAP — Second Quarter 2016 Results

Non-GAAP Income (Loss) from Operations & Non-GAAP Net Income (Loss) — Non-GAAP operating loss for the second quarter of 2016 was $3.5 million compared to non-GAAP operating income of $8.0 million for the second quarter of 2015. Non-GAAP operating margin for the second quarter of 2016 was (9)% compared to non-GAAP operating margin of 20% for the second quarter of 2015. Non-GAAP net income for the second quarter of 2016 was $1.8 million, or $0.09 per diluted share, compared to non-GAAP net income of $7.9 million, or $0.44 per diluted share for the second quarter of 2015.

Non-GAAP net loss and non-GAAP net loss per diluted share in the second quarter of 2016 exclude $2.2 million of stock-based compensation expense, $0.3 million of intangible asset amortization expense and includes a restructuring charges benefit of $0.2 million. Non-GAAP net income and non-GAAP net income per diluted share in the second quarter of 2015 exclude $1.8 million of stock-based compensation expense, $0.1 million of restructuring charges, and $0.3 million of intangible asset amortization expense.

Adjusted EBITDA — Adjusted EBITDA for the second quarter of 2016 was $(2.6) million compared to Adjusted EBITDA of $9.1 million for the second quarter of 2015. Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, including intangible asset amortization expense, restructuring charges, other expense, net and provision (benefit) for income taxes to GAAP net income (loss).

Membership & Submitted Applications

Membership — Total estimated membership at June 30, 2016 was 1,100,300 members, a 4% decrease over estimated membership of 1,142,400 at June 30, 2015. Estimated Medicare membership at June 30, 2016 was 239,000, a 41% increase over estimated membership of 169,100 at June 30, 2015. Estimated individual and family plan membership at June 30, 2016 was 481,300 members, a 15% decrease compared to estimated membership of 568,400 at June 30, 2015.

Submitted Applications — Submitted applications for Medicare Advantage products increased 82% in the second quarter of 2016 to 24,900 applications compared to 13,700 applications in the second quarter of 2015. Submitted applications for all Medicare products, which includes Medicare Advantage, Medicare Supplement and Prescription Drug Plans, increased 76% in the first quarter of 2016 to 32,700 applications compared to 18,600 applications in the second quarter of 2015. Submitted applications for individual and family plan products decreased 59% in the second quarter of 2016 to 9,800 applications covering 14,600 individuals compared to 23,900 applications covering 34,500 individuals in the second quarter of 2015.

Cash — Second Quarter 2016

Cash Flows — Net cash provided by operating activities was $2.6 million for the second quarter of 2016 compared to net cash provided by operating activities of $12.7 million for the second quarter of 2015.

GAAP — Year-to-Date Results

Revenue — Revenue for the six months ended June 30, 2016 totaled $111.1 million, a 10% increase compared to revenue of $101.2 million for the six months ended June 30, 2015. Commission revenue for the six months ended June 30, 2016 totaled $104.0 million, a 9% increase compared to commission revenue of $95.2 million for the six months ended June 30, 2015. Medicare commission revenue was $51.7 million for the six months ended June 30, 2016, a 43% increase compared to Medicare commission revenue of $36.1 million for the six months ended June 30, 2015.

Income from Operations — Operating income for the six months ended June 30, 2016 was $17.9 million compared to operating income of $3.8 million for the six months ended June 30, 2015. Operating margin was 16% for the six months ended June 30, 2016 compared to 4% for the six months ended June 30, 2015.

Pre-tax Income — Pre-tax income for the six months ended June 30, 2016 was $17.8 million compared to $3.8 million for the six months ended June 30, 2015.

Provision for Income Taxes — Provision for income taxes for the six months ended June 30, 2016 was $0.3 million compared to provision for income taxes of $0.1 million for the six months ended June 30, 2015.

Net Income — Net income for the six months ended June 30, 2016 was $17.6 million, or $0.96 per diluted share, compared to net income of $3.7 million, or $0.20 per diluted share for the six months ended June 30, 2015.

Non-GAAP — Year-to-Date

Non-GAAP Net Income from Operations & Non-GAAP Net Income — Non-GAAP operating income for the six months ended June 30, 2016 was $22.2 million compared to non-GAAP operating income of $12.7 million for the six months ended June 30, 2015. Non-GAAP operating margin for the six months ended June 30, 2016 was 20% compared to non-GAAP operating margin of 13% for the six months ended June 30, 2015. Non-GAAP net income for the six months ended June 30, 2016 was $21.9 million, or $1.20 per diluted share, compared to non-GAAP net income of $12.6 million, or $0.70 per diluted share for the six months ended June 30, 2015.
Non-GAAP net income and non-GAAP net income per diluted share in the six months ended June 30, 2016 exclude $4.0 million of stock-based compensation expense, $0.5 million of intangible asset amortization expense and includes a restructuring charge benefit of $0.2 million. Non-GAAP net income and non-GAAP net income per diluted share in the six months ended June 30, 2015 exclude $4.5 million of restructuring charges, $3.9 million of stock-based compensation expense and $0.6 million of intangible asset amortization expense.
Adjusted EBITDA — Adjusted EBITDA for the six months ended June 30, 2016 was $24.2 million compared to Adjusted EBITDA of $15.0 million for the six months ended June 30, 2015. Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, including intangible asset amortization expense, restructuring charges benefit), other expense, net and provision (benefit) for income taxes to GAAP net income (loss).

Cash — Year-to-Date

Cash Flows — Cash flows from operations was an inflow of $7.3 million for the six months ended June 30, 2016 compared to cash inflows of $1.5 million for the six months ended June 30, 2015.

Cash Balance — Cash and cash equivalents as of June 30, 2016 totaled $66.7 million compared to $62.7 million as of December 31, 2015. The increase in cash and cash equivalents reflects $7.3 million provided by operating activities, $2.3 million used to purchase property and equipment and other assets, and $0.9 million used to net-share settle equity awards.

2016 Guidance

As a result of the recent changes in leadership and the comprehensive review of the business that we are undertaking, eHealth is suspending its 2016 financial guidance. The executive team is reviewing near-term operating trends in the context of the overall process of examining areas of potential emphasis and investment for the business. eHealth is carefully examining the financial impact of the strategic and operational decisions it is considering and we expect that we will be in a position to provide the investment community with a more tangible strategic and financial outlook when our strategic review of the business is complete later this year.

Webcast and Conference Call Information
A Webcast and conference call will be held today, Thursday, July 28, 2016 at 5:00 p.m. Eastern / 2:00 p.m. Pacific Time.  The Webcast will be available live on the Investor Relations section on eHealth’s website at http://ir.ehealthinsurance.com. Individuals interested in listening to the conference call may do so by dialing 877 930.8066 for domestic callers and 253 336.8042 for international callers. The participant passcode is 50910273. A telephone replay will be available two hours following the conclusion of the call for a period of seven days and can be accessed by dialing 855 859.2056 for domestic callers and 404 537.3406 for international callers. The call ID for the replay is 50910273. The live and archived webcast of the call will also be available on eHealth's website at http://www.ehealthinsurance.com under the Investor Relations section.

About eHealth, Inc.
eHealth, Inc. (NASDAQ: EHTH) operates eHealth.com, the nation's first and largest private health insurance exchange where individuals, families and small businesses can compare health insurance products from leading insurers side by side and purchase and enroll in coverage online. eHealth offers thousands of individual, family and small business health plans underwritten by many of the nation's leading health insurance companies. eHealth (through its subsidiaries) is licensed to sell health insurance in all 50 states and the District of Columbia. eHealth also offers educational resources and powerful online and pharmacy-based tools to help Medicare beneficiaries navigate Medicare health insurance options, choose the right plan and enroll in select plans online through PlanPrescriber.com (www.PlanPrescriber.com), eHealthMedicare.com (www.eHealthMedicare.com) and Medicare.com (www.Medicare.com).

For more health insurance news and information, visit the eHealth consumer blog: Get Smart - Get Covered or visit eHealth's Consumer Resource Center.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding membership and submitted application estimates; our ability to provide a strategic and financial outlook and the expected timing of such outlook, and the utility to our investors of the non-GAAP financial measures presented in this release. These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the impact of healthcare reform; our ability to retain existing members and enroll a large number of new members during the annual healthcare reform open enrollment period and Medicare annual enrollment period; the impact of annual enrollment period for the purchase of individual and family health insurance and its timing on our recognition of revenue; our ability to sell qualified health insurance plans to subsidy-eligible individuals and to enroll subsidy eligible individuals through government-run health insurance exchanges; competition, including competition from government-run health insurance exchanges; seasonality of our business and the fluctuation of our operating results; our ability to retain existing members and limit member turnover; changes in consumer behaviors and their selection of individual and family health insurance products, including the selection of products for which we receive lower commissions; product offerings among carriers and the resulting impact on our commission revenue; the impact of increased health insurance costs on demand; our ability to timely receive and accurately predict the amount of commission payments from health insurance carriers; timing of commission payments from health insurance carriers; medical loss ratio requirements; delays in our receipt of items required to recognize Medicare revenue; changes in member conversion rates; our ability to accurately estimate membership; our relationships with health insurance carriers; customer concentration and consolidation of the health insurance industry; our success in marketing and selling health insurance plans and our unit cost of acquisition; our ability to hire, train and retain licensed health insurance agents and other employees; the need for health insurance carrier and regulatory approvals in connection with the marketing of Medicare-related insurance products; costs of acquiring new members; scalability of the Medicare business; lack of membership growth and retention rates; consumers satisfaction of our service; changes in competitive landscape; our ability to attract and to convert online visitors into paying members; changes in products offered on our ecommerce platform; changes in commission rates; maintaining and enhancing our brand identity; our ability to derive desired benefits from investments in our business, including membership growth initiatives; dependence on acceptance of the Internet as a marketplace for the purchase and sale of health insurance; reliance on marketing partners; timing of receipt and accuracy of commission reports; payment practices of health insurance carriers; dependence on our operations in China; difficulties, delays, unexpected costs and an inability to achieve anticipated cost savings from our recently implemented cost reduction program; changes in laws and regulations, including in connection with healthcare reform and/or with respect to the marketing and sale of Medicare plans; compliance with insurance and other laws and regulations; exposure to security risks; and the performance, reliability and availability of our ecommerce platform and underlying network infrastructure.  Other factors that could cause operating, financial and other results to differ are described in eHealth’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the investor relations page of eHealth’s website at http://www.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov. eHealth does not undertake any obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Non-GAAP Financial Information
This press release includes financial measures that are not in accordance with generally accepted accounting principles in the United States (GAAP). To supplement eHealth’s condensed consolidated financial statements presented in accordance with GAAP, eHealth presents investors with certain non-GAAP financial measures, including non-GAAP operating income (loss); non-GAAP operating margins; earnings and adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA); non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share.

•	Non-GAAP operating income (loss) consists of GAAP operating income (loss) excluding the following items:

▪	the effects of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718,

▪	intangible asset amortization expense, and

▪	restructuring charges (benefit).

•	Non-GAAP operating margins are calculated by dividing non-GAAP operating income (loss) by GAAP total revenue.

•
Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, including intangible asset amortization expense, restructuring charges (benefit), other expense, net and provision (benefit) for income taxes to GAAP net income (loss).

eHealth believes that the presentation of these non-GAAP financial measures provide important supplemental information to management and investors regarding financial and business trends relating to eHealth’s financial condition and results of operations. Management believes that the use of these non-GAAP financial measures provides consistency and comparability with eHealth’s past financial reports. Management also believes that the items described above provides an additional measure of eHealth’s operating results and facilitates comparisons of eHealth’s core operating performance against prior periods and business model objectives. This information is provided to investors in order to facilitate additional analyses of past, present and future operating performance and as a supplemental means to evaluate eHealth’s ongoing operations. eHealth believes that these non-GAAP financial measures are useful to investors in their assessment of eHealth’s operating performance.

Non-GAAP operating income (loss), non-GAAP operating margins, Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures used in this press release have limitations in that they do not reflect all of the revenue and costs associated with the operations of eHealth’s business and do not reflect income tax as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of eHealth’s results as reported under GAAP. eHealth expects to continue to incur the stock-based compensation costs and purchased intangible asset amortization costs described above, and exclusion of these costs, and their related income tax benefits, from non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. eHealth compensates for these limitations by prominently disclosing GAAP operating income (loss), GAAP operating margins, GAAP net income (loss) and GAAP net income (loss) per diluted share and providing investors with reconciliations from eHealth’s GAAP operating results to the non-GAAP financial measures for the relevant periods.

The accompanying tables provide more details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures.

Investor Relations Contact:
Kate Sidorovich, CFA
Vice President Investor Relations
440 East Middlefield Road
Mountain View, CA 94043
(650) 210-3111
kate.sidorovich@ehealth.com
http://ir.ehealthinsurance.com

(Tables to Follow)
# # #

EHEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31, 2015	June 30, 2016
Assets	(1)	(unaudited)
Current assets:
Cash and cash equivalents	$62,710	$66,714
Accounts receivable	9,647	13,931
Prepaid expenses and other current assets	5,185	5,401
Total current assets	77,542	86,046
Property and equipment, net	7,364	6,687
Other assets	4,697	4,024
Intangible assets, net	9,620	9,100
Goodwill	14,096	14,096
Total assets	$113,319	$119,953

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,012	$2,344
Accrued compensation and benefits	14,386	8,499
Accrued marketing expenses	10,698	1,676
Deferred revenue	392	507
Accrued restructuring charges	223	68
Other current liabilities	3,225	5,058
Total current liabilities	31,936	18,152
Non-current liabilities	4,962	4,704

Stockholders’ equity:
Common stock	29	29
Additional paid-in capital	266,699	269,824
Treasury stock, at cost	(199,998)	(199,998)
Retained earnings	9,498	27,056
Accumulated other comprehensive income	193	186
Total stockholders’ equity	76,421	97,097
Total liabilities and stockholders’ equity	$113,319	$119,953

(1)	The condensed consolidated balance sheet at December 31, 2015 has been derived from the audited consolidated financial statements at that date.

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2016	2015	2016

Revenue
Commission	$37,396	34,649	$95,215	$104,036
Other	2,498	2,628	5,967	7,085
Total revenue	39,894	37,277	101,182	111,121
Operating costs and expenses:
Cost of revenue	670	533	3,084	2,717
Marketing and advertising (1)	9,285	12,936	34,736	33,818
Customer care and enrollment (1)	7,658	10,411	19,519	20,610
Technology and content (1)	8,591	8,289	19,364	16,796
General and administrative (1)	7,516	10,815	15,489	18,944
Restructuring charges (benefit) (1)	58	(158)	4,541	(158)
Amortization of intangible assets	288	260	633	520
Total operating costs and expenses	34,066	43,086	97,366	93,247
Income (loss) from operations	5,828	(5,809)	3,816	17,874
Other expense, net	(9)	(21)	(23)	(32)
Income (loss) before provision (benefit) for income taxes	5,819	(5,830)	3,793	17,842
Provision (benefit) for income taxes	69	(5,354)	125	284
Net income (loss)	$5,750	$(476)	$3,668	$17,558

Net income (loss) per share:
Basic	$0.32	$(0.03)	$0.20	$0.96
Diluted	$0.32	$(0.03)	$0.20	$0.96

Weighted-average number of shares used in per share amounts:
Basic	17,967	18,258	17,906	18,206
Diluted	18,035	18,258	17,998	18,296

(1) Includes stock-based compensation as follows:
Marketing and advertising	$446	$417	$1,037	$972
Customer care and enrollment	139	147	256	270
Technology and content	511	473	946	908
General and administrative	731	1,140	1,506	1,859
Restructuring charges	—	—	113	—
Total	1,827	2,177	3,858	4,009

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2016	2015	2016
Operating activities
Net income (loss)	$5,750	$(476)	$3,668	$17,558
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,050	929	2,108	1,934
Amortization of internally-developed software	160	221	318	435
Amortization of book-of-business consideration	29	6	1,991	1,603
Amortization of intangible assets	288	260	633	520
Stock-based compensation expense	1,827	2,177	3,858	4,009
Deferred rent and other	1	(22)	28	(53)
Changes in operating assets and liabilities:
Accounts receivable	4,445	5,694	(1,955)	(4,284)
Prepaid expenses and other assets	651	(415)	(243)	(568)
Accounts payable	(237)	635	(3,895)	(630)
Accrued compensation and benefits	143	(52)	159	(5,887)
Accrued marketing expenses	160	(1,290)	(6,996)	(9,022)
Deferred revenue	(280)	175	(432)	115
Accrued restructuring charges	(1,202)	(217)	569	(287)
Other liabilities	(66)	(5,066)	1,736	1,813
Net cash provided by operating activities	12,719	2,559	1,547	7,256

Investing activities
Purchases of property and equipment and other assets	(1,048)	(1,907)	(1,432)	(2,318)
Net cash used in investing activities	(1,048)	(1,907)	(1,432)	(2,318)

Financing activities
Net proceeds from exercise of common stock options	1,049	60	1,049	60
Cash used to net-share settle equity awards	(256)	(668)	(736)	(944)
Principal payments in connection with capital leases	(21)	(23)	(40)	(43)
Net cash provided by (used in) financing activities	772	(631)	273	(927)

Effect of exchange rate changes on cash and cash equivalents	4	4	9	(7)

Net increase in cash and cash equivalents	12,447	25	397	4,004
Cash and cash equivalents at beginning of period	39,365	66,689	51,415	62,710
Cash and cash equivalents at end of period	$51,812	$66,714	$51,812	$66,714

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
(Unaudited)

	Three months ended June 30,			Six Months Ended June 30,
	2015	2016	Percentage Change	2015	2016	Percentage Change

Submitted applications:
Medicare submitted applications (1)	18,600	32,700	76%	38,800	63,600	64%
IFP submitted applications (2)	23,900	9,800	(59)%	163,900	84,100	(49)%
Other submitted applications (3)	67,100	60,600	(10)%	168,500	158,000	(6)%
Total submitted applications (4)	109,600	103,100	(6)%	371,200	305,700	(18)%

Medicare Advantage submitted applications (5)	13,700	24,900	82%	28,800	48,000	67%

Commission revenue (in thousands):
Medicare commission revenue (6)	$6,851	$9,008	31%	$36,070	$51,739	43%
IFP commission revenue (7)	24,045	19,595	(19)%	45,904	39,861	(13)%
Other commission revenue (8)	6,499	6,046	(7)%	13,239	12,436	(6)%
Total commission revenue (9)	$37,396	$34,649	(7)%	$95,215	$104,036	9%

	As of June 30,
	2015	2016	Percentage Change
Estimated membership:
Medicare estimated membership (10)	169,100	239,000	41%
IFP estimated membership (11)	568,400	481,300	(15)%
Other estimated membership (12)	404,900	380,000	(6)%
Total estimated membership (13)	1,142,400	1,100,300	(4)%

Notes:

Note:

(1)
Medicare-related health insurance applications submitted on our website or through our customer care center during the period, including Medicare Advantage, Medicare Part D Prescription drug and Medicare Supplement plans. Applications are counted as submitted when the applicant completes the application and either clicks the submit button on our website or provides verbal authorization to submit the application. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information. In addition, an applicant may submit more than one application.

(2)
Major medical Individual and Family plan ("IFP") health insurance applications submitted on our website during the period. Applications are counted as submitted when the applicant completes the application, clicks the submit button on our website and submits the application to us. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information and providing an electronic signature. In addition, an applicant may submit more than one application. We define our “IFP” offerings as major medical individual and family health insurance plans, which does not include Medicare-related, small business or ancillary plans (primarily consisting of short-term, dental, life, vision, and accident insurance plans).

(3)
Applications for health insurance plans other than Medicare and IFP submitted on our website during the period. Applications for ancillary plans are counted as submitted when the applicant completes the application, clicks the submit button on our website and submits the application to us. Applications for small business plans are counted as submitted when the applicant completes the application, the employees complete their applications, the applicant submits the application to us and we submit the application to the carrier. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information. In addition, an applicant may submit more than one application.

(4)
Applications for all health insurance plans submitted on our website or through our customer care center during the period. See notes (1), (2) and (3) above for further information as to what constitutes a submitted application.

(5)
Medicare Advantage plan health insurance applications submitted on our website or through our customer care center during the period. Applications are counted as submitted when the applicant completes the application and either clicks the submit button on our website or provides verbal authorization to submit the application. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information. In addition, an applicant may submit more than one application. Medicare Advantage submitted applications are included in Medicare submitted applications - See note (2) above.

(6)	Commission revenue recognized on all Medicare-related health insurance during the period.
(7)	Commission revenue recognized on all IFP health insurance during the period, including commission overrides.
(8)	Commission revenue recognized on all insurance other than Medicare-related health insurance and IFP health insurance during the period.
(9)	Total commission revenue recognized on all insurance plans during the period.
(10)
Estimated number of members active on Medicare-related health insurance as of the date indicated. See the note below for additional information regarding our calculation of Medicare estimated membership.

(11)	Estimated number of members active on IFP health insurance plans as of the date indicated. See the note below for additional information regarding our calculation of IFP estimated membership.
(12)
Estimated number of members active on insurance plans other than Medicare-related health insurance and IFP health insurance plans as of the date indicated. See the note below for additional information regarding our calculation of other estimated membership.

(13)	Estimated number of members active on all insurance plans as of the date indicated. See the note below for additional information regarding our calculation of total estimated membership.

Note:
Health insurance carriers bill and collect insurance premiums paid by our members. Health insurance carriers do not report to us the number of members that we have as of a given date. The majority of our non-Medicare members who terminate their policies do so by discontinuing their premium payments to the carrier and do not inform us of the cancellation. Also, some of our non-Medicare members pay their premiums less frequently than monthly. Given the number of months required to observe non-payment of commissions in order to confirm cancellations, we estimate the number of members who are active on insurance policies as of a specified date. We estimate the number of continuing members on all policies as of a specific date as follows:

•	For Medicare-related health insurance plans, we take the number of members for whom we have received or applied a commission payment during the month of estimation.

•
For IFP health insurance plans, we take the sum of (i) the number of IFP members for whom we have received or applied a commission payment for the month that is six months prior to the date of estimation after reducing that number using historical experience for assumed member cancellations over the six-month period; and (ii) the number of approved members over the six-month period prior to the date of estimation after reducing that number by the percentage of members who do not accept their approved policy from the same month of the previous year for each of the six months prior to the date of estimation and for estimated member cancellations through the date of the estimate.

•
For ancillary health insurance plans (such as short-term, dental, vision, accident and student), we take the sum of (i) the number of members for whom we have received or applied a commission payment for the month that is one to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the one to three-month period); and (ii) the number of approved members over the one to three-month period prior to the date of estimation (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy and for estimated member cancellations through the date of the estimate). The one to three-month period varies by insurance product and is largely dependent upon the timeliness of commission payment and related reporting from the related carriers. For small business health insurance plans, we estimate the number of members using the number of initial members at the time the group is approved, and we update this number for changes in membership if such changes are reported to us by the group or carrier in the period it is reported. However, groups generally notify the carrier directly of policy cancellations and increases or decreases in group size without informing us.

Health insurance carriers often do not communicate policy cancellation information to us. We often are made aware of policy cancellations at the time of annual renewal and update our membership statistics accordingly in the period they are reported.

A member who purchases and is active on multiple standalone insurance plans will be counted as a member more than once. For example, a member who is active on both an individual and family health insurance plan and a standalone dental plan will be counted as two continuing members.

After we have estimated membership for a period, we may receive information from health insurance carriers that would have impacted the estimate if we had received the information prior to the date of estimation. We may receive commission payments or other information that indicates that a member who was not included in our estimates for a prior period was in fact an active member at that time, or that a member who was included in our estimates was in fact not an active member of ours. For instance, we reconcile information carriers provide to us and may determine that we were not historically paid commissions owed to us, which would cause us to have underestimated membership. Conversely, carriers may require us to return commission payments paid in a prior period due to policy cancellations for members we previously estimated as being active. We do not update our estimated membership numbers reported in previous periods. Instead, we reflect updated information regarding our historical membership in the membership estimate for the current period. As a result of the delay in our receipt of information from insurance carriers, actual trends in our membership are most discernible over periods longer than from one quarter to the next. In addition, and as a result of the delay we experience in receiving information about our membership, it is difficult for us to determine with any certainty the impact of current conditions such as health care reform implementation on our membership retention. Health care reform and other factors could cause the assumptions and estimates that we make in connection with estimating our membership to be inaccurate, which would cause our membership estimates to be inaccurate.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)

	Three Months Ended June 30,
	2015	Non-GAAP Percent of Total Revenue	2016	Non-GAAP Percent of Total Revenue
GAAP income (loss) from operations	$5,828	15%	(5,809)	(16)%
Stock-based compensation expense (1)	1,827	5%	2,177	6%
Restructuring charges (benefit) (2)	58	—%	(158)	—%
Amortization of intangible assets (3)	288	1%	260	1%
Non-GAAP income (loss) from operations	$8,001	20%	$(3,530)	(9)%

GAAP net income (loss)	$5,750	14%	$(476)	(1)%
Stock-based compensation expense (1)	1,827	5%	2,177	6%
Restructuring charges (benefit) (2)	58	—%	(158)	—%
Amortization of intangible assets (3)	288	1%	260	1%
Non-GAAP net income	$7,923	20%	$1,803	5%

GAAP marketing and advertising expense	$9,285	23%	$12,936	35%
Stock-based compensation expense (1)	(446)	(1)%	(417)	(1)%
Non-GAAP marketing and advertising expense	$8,839	22%	$12,519	34%

GAAP customer care and enrollment expense	$7,658	19%	$10,411	28%
Stock-based compensation expense (1)	(139)	—%	(147)	—%
Non-GAAP customer care and enrollment expense	$7,519	19%	$10,264	28%

GAAP technology and content expense	$8,591	22%	$8,289	22%
Stock-based compensation expense (1)	(511)	(1)%	(473)	(1)%
Non-GAAP technology and content expense	$8,080	20%	$7,816	21%

GAAP general and administrative expense	$7,516	19%	$10,815	29%
Stock-based compensation expense (1)	(731)	(2)%	(1,140)	(3)%
Non-GAAP general and administrative expense	$6,785	17%	$9,675	26%

Explanation of adjustments

(1)
Non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per share, diluted, non-GAAP EBITDA, and non-GAAP expenses exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718.

(2)	Non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per share, diluted, non-GAAP EBITDA, and non-GAAP expenses exclude restructuring charges (benefit).
(3)	Non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per share, diluted, non-GAAP EBITDA, and non-GAAP expenses exclude intangible asset amortization expense.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)

	Six Months Ended June 30,
	2015	Non-GAAP Percent of Total Revenue	2016	Non-GAAP Percent of Total Revenue
GAAP income from operations	$3,816	4%	17,874	16%
Stock-based compensation expense (1)	3,745	4%	4,009	4%
Restructuring charges (benefit) (2)	4,541	4%	(158)	—%
Amortization of intangible assets (3)	633	1%	520	—%
Non-GAAP income from operations	$12,735	13%	$22,245	20%

GAAP net income	$3,668	4%	$17,558	16%
Stock-based compensation expense (1)	3,745	4%	4,009	4%
Restructuring charges (benefit) (2)	4,541	4%	(158)	—%
Amortization of intangible assets (3)	633	1%	520	—%
Non-GAAP net income	$12,587	13%	$21,929	20%

GAAP marketing and advertising expense	$34,736	34%	$33,818	30%
Stock-based compensation expense (1)	(1,037)	(1)%	(972)	(1)%
Non-GAAP marketing and advertising expense	$33,699	33%	$32,846	30%

GAAP customer care and enrollment expense	$19,519	19%	$20,610	19%
Stock-based compensation expense (1)	(256)	—%	(270)	—%
Non-GAAP customer care and enrollment expense	$19,263	19%	$20,340	18%

GAAP technology and content expense	$19,364	19%	$16,796	15%
Stock-based compensation expense (1)	(946)	(1)%	(908)	(1)%
Non-GAAP technology and content expense	$18,418	18%	$15,888	14%

GAAP general and administrative expense	$15,489	15%	$18,944	17%
Stock-based compensation expense (1)	(1,506)	(1)%	(1,859)	(2)%
Non-GAAP general and administrative expense	$13,983	14%	$17,085	15%

Explanation of adjustments

(1)
Non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per share, diluted, non-GAAP EBITDA, and non-GAAP expenses exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718.

(2)	Non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per share, diluted, non-GAAP EBITDA, and non-GAAP expenses exclude restructuring charges (benefit).
(3)	Non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per share, diluted, non-GAAP EBITDA, and non-GAAP expenses exclude intangible asset amortization expense.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2016	2015	2016
GAAP net income (loss) per share, diluted	$0.32	$(0.03)	$0.20	$0.96
Stock-based compensation expense (1)	0.10	0.12	0.21	0.22
Restructuring charges (benefit) (2)	—	(0.01)	0.25	(0.01)
Amortization of intangible assets (3)	0.02	0.01	0.04	0.03
Non-GAAP net income per share, diluted	$0.44	$0.09	$0.70	$1.20

GAAP net income (loss)	$5,750	$(476)	$3,668	$17,558
Stock-based compensation expense (1)	1,827	2,177	3,858	4,009
Depreciation and amortization	1,050	929	2,108	1,934
Amortization of intangible assets (3)	288	260	633	520
Restructuring charges (benefit) (2)	58	(158)	4,541	(158)
Other expense, net (4)	9	21	23	32
Provision (benefit) for income taxes (5)	69	(5,354)	125	284
Adjusted EBITDA	$9,051	$(2,601)	$14,956	$24,179

Explanation of adjustments

(1)
Non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per share, diluted, non-GAAP EBITDA, and non-GAAP expenses exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718.

(2)	Non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per share, diluted, non-GAAP EBITDA, and non-GAAP expenses exclude restructuring charges (benefit).
(3)	Non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per share, diluted, non-GAAP EBITDA, and non-GAAP expenses exclude intangible asset amortization expense.
(4)	Non-GAAP Adjusted EBITDA excludes other expense, net.
(5)	Non-GAAP Adjusted EBITDA excludes income tax expense.